EXHIBIT 10.42

Portions of this document have been redacted and filed separately with the Securities and Exchange Commission.  Redacted sections marked with “*****.”
COMMUNICATION INTELLIGENCE CORPORATION
275 Shoreline Drive, Suite 500
Redwood Shores, California 94065
Consulting Agreement

Name: GSMeyer & Associates LLC

Address:4 Nerseian Way

City/State/Zip: Hampton, NH 03842

Telephone: (603) 502 7978

1.Communication Intelligence Corporation (the "Company" or “CIC”) wishes to obtain your services as a consultant on projects agreed by you and the Company in writing.  The initial project on which you are to work is described in Exhibit A attached hereto.  This letter shall constitute an agreement ("the Agreement") between you and the Company and contains all the terms and conditions relating to the services you are to provide.  All work shall be work made for hire.

2.Either you or the Company may terminate this Agreement at any time by at least thirty (30) days prior written notice.

3.As consideration for your services and other obligations you will be paid at the rate set forth on Exhibit A attached hereto for work on the project.

4. It is agreed that you will use your own office space, supplies, tools, materials and office supplies.

5.You shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you in connection with your services under this Agreement, provided that you provide receipts and obtain prior approval of the officer of the Company named on Exhibit A (the "Responsible Officer") for such expenses. Expenses including, but not limited to, professional association membership fees, education, compensation to subcontractors and the cost of appropriate business insurance are not reimbursable by the Company as they are considered expenses incurred in maintaining a consulting business.

6.Your relationship with the Company shall be that of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will the Company make deductions from your fees nor make payment for social security, state or federal income tax, state or federal unemployment insurance, or disability insurance, all of which shall be your responsibility. The Company will not obtain workers' compensation insurance for you. You shall have no authority to enter into contracts which bind the company or create obligations on the part of the Company without the express prior written authorization of the Company.

7.All services to be performed by you will be as agreed between you and the Responsible Officer of the Company. There will be no supervision exercised over the details, means or process of your work and the Company does not retain the right to control these details. You shall report to the Responsible Officer concerning your services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Responsible Officer. This Agreement will have no formal reporting requirements except as to the progress of the project, which may be subject to a deadline.

8.Consultant acknowledges that in connection with this Agreement it will receive information confidential and proprietary to CIC. Consultant agrees not to use such information except in the performance of this Agreement, and not to disclose such information to any other party except for the purposes hereof and only to a party bound by like obligations of confidentiality.

9.Neither Consultant nor any of its Associates shall remove any CIC property from CIC's premises without the prior written consent of CIC. All Deliverables, established by this agreement, shall be the sole property of CIC, and Consultant hereby assigns to CIC all right, titles and interest in and to the Deliverables, including but not limited to all patent rights, copyrights (including audio-visual copyrights), trade secret rights and copyrights to future projects. During and after the term of this Agreement, Consultant shall assist CIC and its nominees in every reasonable way, at CIC's expense, to document, secure, maintain and defend for CIC's own benefit in any and all countries all copyrights (including audio-visual copyrights), patent rights, trade secret rights and other proprietary rights in and to the Deliverables. Consultant at CIC's request will execute whatever documents are necessary to secure CIC's rights in proprietary information including copyrights.

10.The Company understands that you do not presently perform or intend to perform, during the term of this Agreement, consulting or other services for any other companies where your service might represent a conflict of interest to CIC (except for the companies, if any, listed in Exhibit B attached hereto). If, however, you decide to do so, you agree to notify the Company in writing in advance (specifying the organization with which you propose to consult) and provide information sufficient to allow the Company to determine if such consulting would conflict with areas of interest to the Company or further services which the Company might request of you pursuant to this Agreement.

11.Provided it does not materially interfere with your performance under this Agreement, and subject to the notice provision of paragraph 10, you may, during the term of this Agreement, render services on your own account or for any other person or entity as a consultant.

12.You shall obtain business liability insurance and workers' compensation insurance, if required by law, covering yourself and/or your employees during the term of this Agreement. You may select the carrier for these insurance policies. You shall pay the premiums for these insurance policies and these premiums shall not be reimbursable by the Company.

13.You are advised to seek independent tax and legal advice concerning this Agreement and are not relying on any tax, legal or other advice concerning this Agreement from the Company or from any other firms providing professional services for the Company.

14.Any amendment to this Agreement must be in writing signed by you and the Company.

15.All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid if to you at the address set forth above and if to the Company to Communication Intelligence Corporation, 275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065, or to such other addresses as either party shall specify to the other.

16.The validity, performance and construction of this Agreement shall be governed by the laws of the State of California, without regard to those provisions related to choice of laws.

17.This Agreement supersedes any prior consulting or other agreements between you and the Company.

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If this Agreement is satisfactory, you should execute two copies, return one to us,  and retain a copy for your file.

 Sincerely,AGREED AND ACCEPTED:

Communication Intelligence CorporationGSMeyer & Associates LLC

BY: /s/ Frank DaneBY: /s/ Ellen Meyer

Print Name: Frank DanePrint Name:Ellen Meyer

Title: Chief Financial and Legal OfficerTitle:Managing Director

Date: January 9, 2008Date:January 3, 2008

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EXHIBIT A

DESCRIPTION OF INITIAL CONSULTING PROJECT:

Licensing of CIC’s products to the target accounts as specified below.  The list of target accounts may be amended, in writing, from time to time by mutual agreement between the parities:

*****
*****
*****

COMPENSATION FOR INITIAL PROJECT:

***** percent (*****%) of license fees, professional service fees and of first year maintenance fees on sales closed with target accounts.

Payment shall be made to Consultant within ten business days of receipt by CIC of payment from the applicable customer.

RESPONSIBLE COMPANY OFFICER: Guido DiGregorio

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EXHIBIT B

LIST OF COMPANIES WHICH MAY BE COMPETITIVE TO CIC FOR WHICH CONSULTING SERVICES ARE PRESENTLY BEING PERFORMED:

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